KOHL'S CORPORATION REPORTS JANUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - February 7, 2013 -- Kohl's Corporation (NYSE: KSS) reported today that comparable store sales for the four weeks ended January 26, 2013 compared to January 28, 2012 increased 13.3 percent. Due to the 53rd week in the fiscal 2012 calendar, fiscal January 2013 included a fifth week which ended on February 2, 2013. Sales for the fifth week of fiscal January 2013 were $169 million.

Comparable store sales, which exclude sales for the fifth week of fiscal January 2013, increased 1.9 percent for the quarter and 0.3 percent for the year.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our January performance allowed us to accomplish our goal of clearing seasonal merchandise and we are happy with the balance and strength of our inventory across regions and categories as we enter fiscal 2013."

			% Change .
	Total Sales .		Total Sales .			Comparable Store Sales .
($ in millions)	2012 .	2011 .	2012(1) .	2012(2).	2011 .	2012 .	2011 .
January	$1,132	$844	34.1%	14.1%	2.4%	13.3%	0.6%
Quarter	$6,343	$6,018	5.4%	2.5%	(0.3%)	1.9%	(2.1%)
Year	$19,280	$18,804	2.5%	1.6%	2.2%	0.3%	0.5%

(1) Including fifth week of fiscal January 2013

(2) Excluding fifth week of fiscal January 2013

The West was the strongest region for the month with a mid-teen increase in comparable store sales. The South Central reported a low double-digit increase in comparable store sales. All other regions reported mid- to high single-digit increases. E-Commerce sales, excluding the fifth week of fiscal January 2013, increased 59 percent over January 2012. All lines of business except Footwear achieved double-digit comparable store sales increases. Footwear had a high-single digit increase in comparable store sales.

Additional comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, February 7, 2013 until 8:30 pm ET on Friday, February 8, 2013. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.) As a reminder, beginning with fiscal February 2013, the Company will no longer report monthly sales results. Quarterly sales results will be reported in conjunction with the Company's quarterly earnings reports.

The Company operates 1,146 stores in 49 states, compared to 1,127 stores at the same time last year.

Fourth Quarter 2012 Earnings

On Thursday, February 28, 2013, the Company will report its fourth quarter 2012 earnings at 7:00 am ET and host a conference call at 8:30 am ET. The conference call can be accessed by dialing (706) 902-0486 and referencing Conference ID 15143990, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,146 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook  http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Jen Johnson, Director - Public Relations, (262) 703-5241